Exhibit 99.1

NEWS RELEASE

For More Information Contact:

Kevin Berry, Chief Financial Officer

(408) 934-3144

kevinb@cmd.com

California Micro Devices Provides December Quarter Financial Estimates

MILPITAS, Calif. – Jan. 11, 2010 – California Micro Devices (Nasdaq: CAMD) today estimated that revenue for the third quarter of fiscal 2010, which ended December 31, 2009, was between $12.5 and $12.6 million, at or exceeding the $12.5 million high end of prior guidance. Both GAAP and non-GAAP gross margins were approximately equal to the high end of their respective guidance ranges of approximately 35%. Non-GAAP operating expenses of approximately $3.9 to $4.0 million were below the lower end of their guidance range of $4.1 million while GAAP operating expenses of approximately $5.1 were in excess of the high end of their guidance range of $4.3 million, primarily due to acquisition-related transaction costs of approximately $1.0 million . GAAP EPS is estimated to be a loss of approximately ($0.03), compared to the ($0.04) low-end of prior guidance, while non-GAAP EPS is estimated to be a profit of approximately $0.02, exceeding the $0.01 high end of prior guidance. The company also estimated that positive operating cash flow for the quarter was approximately $900,000, exceeding the $200,000 high end of prior guidance. For purposes of this release, the non-GAAP EPS estimate excludes acquisition-related transaction costs of approximately $0.04 per share as well as stock-based compensation expenses of approximately $0.01 per share, and uses a cash basis tax rate, which had negligible impact. Non-GAAP gross margin excludes approximately $50 thousand of stock-based compensation expenses. Non-GAAP operating expenses exclude approximately $1.0 million of acquisition-related transaction costs and approximately $200 thousand of stock-based compensation expenses.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of protection devices for the mobile handset, high brightness LED (HBLED), digital consumer electronics and personal computer markets. Detailed corporate and product information may be accessed at www.cmd.com.

All statements contained in this press release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this release include our expected revenues; GAAP and non-GAAP earnings per share, gross margin, and operating expenses; and operating cash flow for the third quarter of fiscal 2010. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether our distributor product resale and OEM hub inventory draw-down are as we anticipate for the quarter, our not discovering any unexpected expenses as we close the books for the quarter, and our auditors confirming our accounting treatment of various matters as well as the risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s actual results for the quarter ended December 31, 2009, and its future actual results could differ materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

In addition to disclosing estimated financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains estimated non-GAAP financial measures that exclude the effects of employee share-based compensation as required by Accounting Standards Codification Topic Nos. 718 “Compensation—Stock Compensation” (ASC 718) and 260 “Earnings Per Share” (ASC 260). The estimated non-GAAP financial measures, as used by management and disclosed by the company, exclude the estimated income statement effects of all forms of employee share-based compensation and the effects of ASC 260 upon the number of diluted shares used in calculating non-GAAP earnings per share. They also exclude estimated acquisition-related transaction costs and utilize a tax rate that is based upon the income taxes the company expects to actually pay relating to the activities and results for the relevant fiscal time period. The estimated non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, estimated GAAP financial measures. The GAAP financial measures, and the reconciliation to estimated non-GAAP financial measures set forth at the end of the first paragraph of this release should be carefully evaluated. The estimated non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding this estimated non-GAAP financial measure, see the Form 8-K dated January 11, 2010 that the company has filed with the Securities and Exchange Commission.

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California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.cmd.com • Tel:408.263.3214 • Fax:408.263.7846